UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 14, 2015

V. F. Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 336-424-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Item 1.02	Termination of a Material Definitive Agreement

Item 2.03	Creation of a Direct Financial Obligation

On April 14, 2015, V.F. Corporation (the “Company”) and certain of its subsidiaries, as borrowers, entered into a Five-Year Revolving Credit Agreement (the “Credit Agreement”) with the lenders named therein (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (“Agent”), J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc. and U.S. Bank National Association, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Wells Fargo Bank, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, as Co-Syndication Agents, and Barclays Bank PLC, Citibank, N.A., ING Bank N.V., Dublin Branch, and PNC Bank National Association, as Co-Documentation Agents. The Credit Agreement has a stated termination date of April 14, 2020. Subject to the terms and conditions of the Credit Agreement, the Company may request two extensions of the stated termination date for additional periods of one year each. Under the Credit Agreement, the Lenders have agreed to provide advances in an aggregate principal amount of up to $1.75 billion. Interest on the borrowings under the Credit Agreement will be at the applicable base rate or at LIBOR, plus an applicable margin and facility fees are also payable. Borrowings under the Credit Agreement may be used for general corporate purposes of the Company, including, without limitation, acquisitions, repurchases of outstanding shares of the Company’s common stock and other lawful corporate purposes. In connection with the Credit Agreement entered into on April 14, 2015, the Company’s Five-Year Revolving Credit Agreement dated December 8, 2011 (the “Old Credit Agreement”) was terminated on April 14, 2015. The Old Credit Agreement was by and among the Company and certain of its subsidiaries, as borrowers, JPMorgan Chase Bank, N.A., as administrative agent and J.P. Morgan Europe Limited, as London Agent, J.P. Morgan Securities LLC, Merrill Lynch Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent, and Wells Fargo Bank, N.A., as Documentation Agent. Under the Old Credit Agreement, which was scheduled to terminate on December 8, 2016, the lenders agreed to provide advances in an aggregate principal amount of up to $1.25 billion; all of the other terms and conditions were substantially similar to the Credit Agreement entered into on April 14, 2015.

The terms of the Credit Agreement include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults on other indebtedness, the Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of an actual or deemed entry of an order for relief with respect to the

Company or any significant subsidiary of the Company under applicable bankruptcy laws, the obligation of each Lender to make advances shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.

Some of the Lenders under the Credit Agreement, or their affiliates, have in the past or may in the future provide certain commercial and investment banking, cash management, foreign exchange, derivative, financial advisory and/or other services in the ordinary course of business for the Company and its subsidiaries, for which they received or will receive customary fees and commissions.

The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following are furnished as exhibits to this report:

10.1	Five-Year Revolving Credit Agreement by and among V.F. Corporation, VF Investments S.A.R.L., VF Enterprises S.A.R.L., VF Europe B.V.B.A. and VF International S.A.G.L. as borrowers, lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, HSBC Securities (USA) Inc. and U.S. Bank National Association, as Joint-Lead Arrangers and Joint Bookrunners, Bank of America, N.A., Wells Fargo Bank, N.A., HSBC Bank USA, National Association and U.S. Bank National Association, as Co-Syndication Agents, and Barclays Bank PLC, Citibank, N.A., ING Bank N.V., Dublin Branch, and PNC Bank National Association, as Co-Documentation Agents, dated April 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION

          (Registrant)

April 15, 2015	By:	/s/ Laura C. Meagher
Laura C. Meagher
Vice President, General Counsel and Secretary

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